                                  TABLE OF CONTENTS



ARTICLE                                                                   PAGE

I.     DEFINITIONS                                                          1

II.    RESEARCH PROGRAM                                                     5

III.   GRANTS, CONVERSION AND CANCELLATION                                  7

IV.    SUBLICENSES                                                          8

V.     CONSIDERATION FOR WORK AND LICENSE AND RIGHTS                        9

VI.    ACCOUNTING                                                          14

VII.   INTELLECTUAL PROPERTY                                               15

VIII.  CONFIDENTIALITY                                                     21

IX.    PATENT INFRINGEMENT                                                 24

X.     REPRESENTATIONS AND WARRANTIES                                      26

XI.    INDEMNIFICATION AND INSURANCE                                       28

XII.   MARKING                                                             32

XIII.  TERM AND TERMINATION                                                32

XIV.   ASSIGNMENT                                                          34

XV.    FORCE MAJEURE                                                       34

XVI.   MISCELLANEOUS                                                       34

                            RESEARCH AND LICENSE AGREEMENT

    THIS AGREEMENT, by and between the Public Health Research Institute of the City of New York, Inc. (hereinafter referred to as "PHRI"), a not-for-profit corporation of the state of New York and GENE-TRAK, Inc. (hereinafter referred to as "GENE-TRAK"), a Delaware corporation,

    WITNESSETH THAT:

WHEREAS, PHRI has the exclusive right to license the inventions which are the subject of and may be claimed in U.S. Patent Applications Serial No. 08/004,993, Serial No. 08/006,073 and Serial No. 08/005,893, all filed January 15, 1993, and PHRI has disclosed such patent applications to GENE-TRAK for review and evaluation for licensing them from PHRI;

WHEREAS, PHRI has certain obligations to the General Hospital Corporation doing business as Massachusetts General Hospital (hereinafter referred to as "MGH") regarding PHRI's license of the inventions which are the subject of and may be claimed in U.S. Patent Application Serial No. 08/005,893, filed January 15, 1993;

WHEREAS, PHRI is willing to grant a license to GENE-TRAK under such patents and patent applications and GENE-TRAK is willing to accept such a license under the following terms and conditions;

WHEREAS, GENE-TRAK is willing to engage PHRI to do certain research and PHRI is willing to do certain research under the following terms and conditions;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, GENE-TRAK and PHRI mutually agree as follows:

ARTICLE I.   DEFINITIONS

1.1 The terms PHRI, MGH and GENE-TRAK shall have the meanings as stated above.

1.2 The term Affiliate shall mean any corporation or other entity which directly or indirectly controls, is controlled by, or is under common control with GENE-TRAK. Control means ownership or other beneficial interest in 40% or more of the voting stock or other voting interest of a corporation or other business activity.

1.3 The term Effective Date shall mean the date this Agreement is fully executed.

1.4      The term Initial Patents shall mean the following:

         (a) U.S. Serial No. 08/004,993 entitled Diagnostic Assays And Kits For RNA Using RNA Binary Probes And A Protein That Is An RNA-Directed RNA

              Ligase by Tyagi, filed January 15, 1993 and otherwise designated as A37 by PHRI; and

         (b) U.S. Serial No. 08/006,073 entitled Sensitive Nucleic Acid Sandwich Hybridization Assays And Kits by Tyagi et al., filed January 15, 1993 and otherwise designated as A38 by PHRI; and

         (c) U.S. Serial No. 08/005,893 entitled Diagnostic Assays And Kits For RNA Using RNA Binary Probes And A Ribozyme Ligase by Lizardi et al., filed January 15, 1993 and otherwise designated as A39 by PHRI; and

         (d) all continuation, divisional, reexamination, reissue and foreign counterpart applications deriving therefrom; and

         (e) those claims of all continuation-in-part applications and continuation, divisional, reexamination, reissue and foreign counterpart applications of such continuation-in-part applications which claim the inventions disclosed in the applications identified in subparagraphs (a) - (c) above; and

         (f) all U.S., foreign and reissue patents issued from the applications identified in subparagraphs 1.4(a) - (d), and the pertinent claims of patents issuing from the applications of subparagraph 1.4(e).

1.5 The term Research Program shall mean the research by PHRI which is described in the work plan entitled, "Amplification Methods Using QB Replicase" and attached hereto as Appendix I, and subsequent additions and modifications thereto as mutually agreed to by the parties. To the extent the work plans are inconsistent with this Agreement, the provisions of this Agreement shall control.

1.6 The term Research Information shall mean all information, data, inventions, equipment, instruments, methods and compositions conceived or developed in the performance of the Research Program.

1.7 The term Research Patents shall mean the claims of all U.S. and foreign patents and patent applications, including any reissues, extensions, continuations, divisions and continuations-in-part based on Research Information. It is understood that a continuation-in-part application of an Initial Patent disclosing and claiming Research Information shall also be considered a Research Patent as to the Research Information claimed therein.

1.8 The term GENE-TRAK Information shall mean all information, data, inventions, equipment, instruments, methods and compositions developed by or for GENE-TRAK and provided to PHRI. GENE-TRAK Information shall include sales and accounting information reported to or made available to PHRI by GENE-TRAK as required herein but shall not include Research Information.

1.9 The term Post-Research Patents shall mean the claims of all U.S. and foreign patents and patent applications, including any reissues, extensions, continuations, divisions and continuations-in-part based on inventions by employees or agents of PHRI utilizing non-public GENE-TRAK Information and made following termination of the Research Program but prior to the expiration of three (3) years after termination of the Research Program.

1.10     (a)  The term Royalty-Bearing Product shall mean generally:

              (i)  all products (except instruments):

                   (A) within the scope of one or more claims of a pending patent application or an issued patent within Initial Patents, Research Patents or Post-Research Patents, or

                   (B) used or expected to be used to perform a method or process within the scope of one or more claims of a pending patent application or an issued patent within Initial Patents, Research Patents or Post-Research Patents; and

              (ii) a method or process within the scope of one or more claims of a pending application or an issued patent within Initial Patents, Research Patents or Post-Research Patents;

              provided, however, that such one or more claims have not been held invalid by a court of last resort and competent jurisdiction.

         (b) The status of a product or the performance of a method or process as a Royalty-Bearing Product shall be determined regionally as follows.

              (i) In the event that an issued patent or pending application, if issued, of Initial Patents, Research Patents or Post-Research Patents has or would have legal effect toward such product or performance, such issued patent or pending application shall be used to determine whether such product or performance is a Royalty-Bearing Product.

              (ii) If no issued patent or pending application, if issued, of
                   Initial Patents Research Patents or Post-Research Patents has or would have legal effect toward such product or performance, the status of such product or performance as a Royalty-Bearing Product shall be determined as follows.

                   (A) Such products and the performance of such methods or processes as are exploited commercially in Central, South and North America shall be evaluated against the Initial Patents, Research Patents and Post Research Patents in the United States.

                   (B) Such products and performances as are exploited commercially in Asia other than the countries of the former Soviet Union shall be evaluated against the Initial Patents, Research Patents and Post-Research Patents in Japan.

                   (C) Such products and performances as are exploited commercially in Western and Eastern Europe, Scandinavia, the former Soviet Union, Africa and all other countries shall be evaluated against the applications for Initial Patents, Research Patents and Post-Research Patents filed in the European Patent Office and issued Initial Patents, Research Patents and Post-Research Patents in Germany. However, in the event such claims of a European national patent are declared invalid by a court of competent jurisdiction and last resort such products and/or performances shall not be Royalty-Bearing Products unless subject to another issued Initial Patent, Research Patent and Post-Research Patent resulting from those filed in the European Patent Office.

         (c) Notwithstanding the foregoing, Royalty-Bearing Products shall not include any instrument per se or the repair and parts of an instrument.

1.11 The term Net Sales shall mean all fees, other payments or consideration of any kind received or charged by GENE-TRAK or its sublicensees or its Affiliates for Royalty-Bearing Products, less credits for returns and customary trade discounts actually taken, outbound freight, value added, sales or use taxes or custom duties. Notwithstanding the foregoing, the value of Net Sales for sales to those having a special course of dealing with GENE-TRAK or its Affiliates shall be determined on the basis of sales to end users without a special course of dealing, except in the case of sales of Royalty-Bearing Products by an Affiliate in which case Net Sales shall be based upon the greater of (i) the total fee and payment charged to or received from the Affiliate or (ii) the total fee and payment charged or received by the Affiliate. It is understood that the term special course of dealing shall not include conventional distribution arrangements with unrelated third party distributors and that as applied to distribution arrangements Net Sales shall mean all fees, other payments or consideration charged to or received by GENE-TRAK, a sublicensee or an Affiliate from the unrelated third party distributor.

1.12 The term First Commercial Sale shall mean the first date upon which GENE-TRAK, a distributor, an Affiliate or sublicensee sells a Royalty-Bearing Product to an independent third party in an arms-length transaction or uses a Royalty-Bearing Product in a commercial manner.


ARTICLE II.   RESEARCH PROGRAM

2.1 Subject to the terms and conditions set forth in this Agreement, PHRI agrees to carry out the Research Program and shall provide PHRI owned and available scientific equipment and laboratory and service facilities as reasonably required to carry out the Research Program.

2.2 The Research Program shall be performed under the direction of Dr. F. R. Kramer who will serve as Principal Investigator. Dr. Kramer will apply approximately 40% of his professional time to the Research Program.

2.3 In the event Dr. Kramer is unable or unwilling to serve as Principal Investigator on behalf of PHRI as required by Paragraph 2.2 herein, he shall be replaced by an individual of at least equivalent capability. Notwithstanding the foregoing, GENE-TRAK has the right to reject any replacement proposed by PHRI and GENE-TRAK may terminate the Research Program effective as of the next six (6) month anniversary of the Effective Date.

2.4 Unless PHRI's obligation to perform work under this Agreement is terminated early in accordance with the provisions of Paragraph 2.3 or
         Article XIII herein, PHRI will perform work as follows:

         (a) Commencing on the Effective Date, PHRI will perform the procedures as described in Appendix II attached hereto in GENE-TRAK laboratories using materials and reagents supplied by PHRI (Appendix II is incorporated herein by reference);

         (b) Also commencing on the Effective Date, PHRI will advise GENE-TRAK as reasonably necessary to permit GENE-TRAK to execute the procedures described in paragraphs 1-4 of Appendix II in GENE-TRAK laboratories using materials and reagents supplied by GENE-TRAK;

         (c) Upon the successful execution of the procedures described in Paragraphs 1-4 of Appendix II by PHRI and GENE-TRAK as described in Paragraphs 2.4(a) and 2.4(b) or upon GENE-TRAK's election in writing to proceed, but not in any event later than July 15, 1994, GENE-TRAK will elect either to terminate the Agreement or to have PHRI begin the Research Program for the initial six (6) months from the Effective Date;

         (d) On or about five (5) months after the Effective Date but not later than six (6) months after the Effective Date, GENE-TRAK will elect to terminate the Research Program or to have the Research Program continued by PHRI, provided that GENE-TRAK makes the election in writing (such termination of the Research Program by GENE-TRAK shall be subject to Paragraph 13.3(a));

         (e) In the event GENE-TRAK so elects to have the Research Program continued by PHRI, PHRI will carry out the Research Program through three full years after the Effective Date;

         (f) On or about eleven months after the Effective Date and on or about that date each year thereafter for as long as PHRI will conduct research under the Research Program, PHRI will develop a work plan for the following year's research. The work plan will be developed in collaboration with GENE-TRAK and be within the field defined in Appendix I or such other field as the parties agree in writing. Failure by the parties to agree on any particular work plan shall not be considered a breach of this Agreement;

         (g) For as long as PHRI is conducting research under the Research Program, on or about twenty-three months after the Effective Date and on or about that date of each year thereafter GENE-TRAK may elect to extend the term of the Research Program for an additional year. GENE-TRAK's election shall be subject to approval by PHRI, in writing and not later than the anniversary of the Effective Date of the relevant calendar year. (In the event GENE-TRAK and PHRI extend the Research program in this manner, the period of committed research by and to PHRI will be two years.)

2.5 During the period of the Research Program set forth in Paragraph 2.4 herein, all significant information and data resulting from the Research Program shall be reported to GENE-TRAK on a timely basis. In addition, GENE-TRAK shall be provided with quarterly reports on or about April 30, July 31, October 31 and January 31 of each calendar year. Such quarterly reports shall set forth the significant accomplishments and findings of the Research Program for the preceding quarter. In addition, the quarterly report submitted on or about April 30 will serve as an annual report and include the significant accomplishments and findings for the preceding twelve months.

2.6 During the period of the Research Program, GENE-TRAK will provide at no cost to PHRI reasonable amounts of such proprietary research reagents as GENE-TRAK deems necessary for PHRI to carry out the pending work plan.

2.7 During PHRI's performance of the Research Program, GENE-TRAK at its option and expense may assign GENE-TRAK representatives to visit PHRI facilities to observe research under the Research Program. All such visits shall be conducted during mutually convenient and agreed upon times.

2.8 During the course of the Research Program, the Principal Investigator and other PHRI agents, employees and representatives carrying out the Research Program shall not undertake any research effort with any commercial third party which conflicts with the Research Program or prevents the Principle Investigator from carrying out his responsibilities under the Research Program. PHRI will consult with GENE-TRAK in the event of a possible conflict.


ARTICLE III.   GRANTS, CONVERSION AND CANCELLATION

3.1 Subject to the terms and conditions of this Agreement, PHRI grants to GENE-TRAK:

         (a) Under Initial Patents and Research Patents, a worldwide exclusive license, including the right to grant sublicenses, to make, have made, use and sell or otherwise dispose of Royalty-Bearing Products including the right to grant immunity from suit under Initial Patents and Research Patents to authorized third parties for the use and sale of such Royalty-Bearing Products hereunder;

         (b) Under Post-Research Patents, a worldwide exclusive license, including the right to grant sublicenses, to make, have made, use and sell or otherwise dispose of Royalty-Bearing Products using amplification by QB -replicase or a comparable enzyme including the right to grant immunity from suit under Post-Research Patents to authorized third parties for the use and sale of such Royalty-Bearing Products hereunder;

         (c) The right and option to convert the exclusive license and right under one or more of Initial Patents, Research Patents and Post-Research Patents granted in subparagraphs 3.1(a) and (b) herein to a nonexclusive license and right under such patent(s). GENE-TRAK shall be permitted to make such conversion at any time following four (4) years after the Effective Date upon written notification to PHRI;

         (d) In the event GENE-TRAK converts its exclusive license and right under Initial Patents to a nonexclusive license and right, and PHRI grants an additional nonexclusive license and right under Initial Patents to one or more third parties, GENE-TRAK shall be permitted at its option to elect to substitute all terms of such other nonexclusive license and right under Initial Patents for the terms of its license and right hereunder; and

         (e) The right and option to give up its license and right under Initial Patents while retaining its license and right under Research Patents and Post-Research Patents. GENE-TRAK shall be permitted to give up such license and right under Initial Patents at any time during the term of this Agreement. In the event GENE-TRAK gives up its license and rights under Initial Patents as provided hereunder, GENE-TRAK shall stand unlicensed under Initial Patents and, notwithstanding any other license or right GENE-TRAK may have hereunder, PHRI shall have the right to enforce Initial Patents against GENE-TRAK under the patent laws of the United States and elsewhere.

3.2      Notwithstanding the foregoing:

         (a) all license and rights granted by PHRI herein shall be subject to rights reserved to itself by the United States Government and agencies thereof in research grants used to fund research underlying Initial Patents, Research Patents and Post-Research Patents;

         (b) for as long as GENE-TRAK retains an exclusive license to one or more of Initial Patents, Research Patents and Post-Research Patents, PHRI shall be permitted to use the information embodied in such exclusively licensed Initial Patents, Research Patents or Post-Research Patents for research, clinical and educational purposes except that PHRI shall not be permitted to use the information embodied in such exclusively licensed Initial Patent, Research Patent or Post-Research Patent in any manner which inures to the benefit of any other commercial third party; and

         (c) for as long as GENE-TRAK retains an exclusive license to U.S. Serial No. 08/005,893, MGH shall not use the information embodied in U.S. Serial No. 08/005,893 except for research, clinical and educational purposes.


ARTICLE IV.   SUBLICENSES

4.1 GENE-TRAK shall have the exclusive right to grant sublicenses to others directly or via a cross-license under such Initial Patents, Research Patents and Post-Research Patents as GENE-TRAK retains exclusive license and rights. The granting of such sublicenses shall be at the discretion of GENE-TRAK and GENE-TRAK shall have the sole power to determine whether or not to grant any such sublicense, the identity of any sublicensee and the terms and conditions of such sublicense including specification of royalty rate; provided however that each such sublicense includes provisions between GENE-TRAK and the sublicensee which correspond to Paragraphs 4.3, 4.4, Article VI, 8.10, 10.5(c), 11.4, 11.5, 12.1 and 13.4 herein between PHRI and
         GENE-TRAK and paragraphs 11.6 - 11.13 between MGH and GENE-TRAK, and that no such sublicense shall contain any provision inconsistent with the provisions of this Agreement.

4.2 Within sixty (60) days after the grant by GENE-TRAK of any sublicense hereunder,

         GENE-TRAK will provide PHRI with the identity of the sublicensee and a copy of the sublicense agreement.

4.3 Upon the early termination of this agreement or the loss or relinquishing by GENE-TRAK of any of its license and rights under Initial Patents, Research Patents or Post-Research Patents, GENE-TRAK will terminate the corresponding license and rights of its sublicensees or assign them to PHRI. In the event GENE-TRAK elects to assign such license and rights to PHRI, PHRI shall be permitted to terminate such license and rights at PHRI's sole option.

4.4 Upon conversion by GENE-TRAK pursuant to Paragraph 3.1(c) of the exclusive license and rights under Initial Patents to nonexclusive license and rights, GENE-TRAK will terminate the corresponding license and rights of its sublicensees or assign them to PHRI. In the event GENE-TRAK elects to assign such license and rights to PHRI, PHRI shall be permitted to terminate such license and rights at PHRI's sole option.

4.5 As to any license and rights granted to GENE-TRAK hereunder which have been sublicensed directly or by cross-license as provided hereunder and which have not been terminated or assigned to PHRI, GENE-TRAK will pay and account to PHRI under Articles V and VI as if the sublicensee were GENE-TRAK under this Agreement.


ARTICLE V.   CONSIDERATION FOR WORK AND LICENSE AND RIGHTS

5.1 In consideration of the execution of this Agreement and the other rights and obligations described herein, GENE-TRAK agrees to pay PHRI Fifty Thousand U.S. Dollars ($50,000). Such Fifty Thousand Dollars shall be due and owing as of the Effective Date.

5.2 In consideration of the successful completion by PHRI and GENE-TRAK of the procedures as described in Paragraphs 2.4(a) and (b) herein and Paragraphs 1-4 of Appendix II, GENE-TRAK agrees to pay PHRI One Hundred Thousand U.S. Dollars ($100,000). Such One Hundred Thousand U.S. Dollars ($100,000) will be due and owing as of the successful completion of the procedures by GENE-TRAK. Notwithstanding the foregoing, if GENE-TRAK elects for PHRI to Initiate the Research Program as provided in Paragraph 2.4(c) herein, then GENE-TRAK agrees to pay the One Hundred Thousand U.S. Dollars ($100,000) to PHRI.

5.3 Upon election by GENE-TRAK under Paragraph 2.4(c) to have PHRI initiate the Research Program and in consideration of the work actually performed by PHRI through six (6) months after the Effective Date, GENE-TRAK shall pay to PHRI Two Hundred Thousand U.S. Dollars ($200,000). Such Two Hundred Thousand Dollars will be due and owing as of the election by GENE-TRAK.

5.4 Upon election by GENE-TRAK for PHRI to continue the Research Program beyond the first six (6) months after the Effective Date as provided in Paragraph 2.4(d) herein and for work actually performed by PHRI, GENE-TRAK will pay to PHRI:

         (a) Two Hundred Thousand U.S. Dollars ($200,000) which will be due and owing as of the election by GENE-TRAK for PHRI to continue the Research Program;

         (b) One Hundred Seventy-Five Thousand U.S. Dollars ($175,000) which will be due and owing twelve (12) months following the Effective Date;

         (c) One Hundred Seventy-Five Thousand U.S. Dollars ($175,000) which will be due and owing eighteen (18) months following the Effective Date;

         (d) One Hundred Seventy-Five Thousand U.S. Dollars ($175,000) which will be due and owing twenty-four (24) months following the Effective Date; and

         (e) One Hundred Seventy-Five Thousand U.S. Dollars which will be due and owing thirty (30) months following the Effective Date.

5.5 In consideration of the license and other rights and obligations specified herein, GENE-TRAK agrees to pay PHRI a running royalty as follows:

         (a) 0.875% of Net Sales for the first One Hundred Million U.S. Dollars ($0 - $100,000,000) in Net Sales in any calendar year;

         (b) 1.0% of Net Sales for the second One Hundred Million U.S. Dollars ($100,000,000 - $200,000,000) in Net Sales in any calendar year;

         (c) 1.5% of Net Sales for the third One Hundred Million U.S. Dollars ($200,000,000 - $300,000,000) in Net Sales in any calendar year;
              and

         (d) 2.0% of Net Sales for all Net Sales in excess of Three Hundred Million U.S. Dollars ($300,000,000) in any calendar year.

5.6 Notwithstanding the provisions of Paragraph 5.5 hereof, GENE-TRAK agrees to pay PHRI the following minimum annual royalties in each year after the Effective Date:

                    Year                  Minimum Royalty
                    ----                  ---------------
                    1 - 3                   $      0
                      4                     $150,000
                      5                     $250,000
                      6                     $350,000
                      7                     $450,000
                      8                     $550,000
                      9                     $650,000
                     10                     $750,000
                    >10                            0

         Such minimum annual royalties shall be calculated and become due and owing at the end of each full year following the Effective Date. No additional minimum annual royalties are due for any year following the tenth full year after the Effective Date.

5.7 In the event GENE-TRAK exercises either of (a) its right and option granted in Paragraph 3.1(c) to convert its exclusive license and right under all Initial Patents to a non-exclusive license and right, or (b) its right and option granted in Paragraph 3.1(e) to give up its license and right to Initial Patents, GENE-TRAK shall pay to PHRI a minimum annual royalty on a pro rata basis for that part of the year in which GENE-TRAK has retained the exclusive license under any of Initial Patents. Thereafter, GENE-TRAK shall have no further
         obligation to pay minimum annual royalties to PHRI.   Notwithstanding
         the foregoing, all minimum royalties which have accrued or have been paid prior to exercise by GENE-TRAK of such right and option are not refundable.

5.8      (a)  In further consideration of the license and other rights granted to GENE-TRAK by PHRI, GENE-TRAK agrees to pay or have paid each of the following payments to PHRI upon the occurrence of the corresponding milestone event:



              Milestone                                                        Payment
              ---------                                                        -------

              (i)       Election by GENE-TRAK under Paragraph 2.4(d)           $250,000
                        to continue the Research Program

              (ii)      The Earlier of Commencement of Clinical Trials for     $200,000
                        a Royalty-Bearing Product or July 15, 1996

              (iii)     The Earlier of an Application for FDA Approval         $200,000
                        for a Royalty-Bearing Product or July 15, 1997

              (iv)      The First Commercial Sale of A Royalty-Bearing         $400,000
                        Product


                                          11

              (v)       The First Commercial Sale of a Royalty-Bearing         $500,000
                        Product within the Scope of One or More Valid
                        Claims of an Exclusively Licensed Issued U.S.
                        Initial Patent, Research Patent or Post-Research
                        Patent

              (vi)      The First Cumulative Net Sales of $ One Hundred        $500,000
                        Million for Royalty-Bearing Product

              (vii)     The First $ One Hundred Million in Net Sales of        $500,000
                        Royalty-Bearing Product in a Single Calendar year

              (viii)    The First $ Two Hundred Fifty Million in Net Sales     $500,000
                        of Royalty-Bearing Product in a Single Calendar
                        year

         The milestone events are separate and independent of one another and each payment will be incurred notwithstanding that one or more milestones result from the same event.

         (b) Notwithstanding the foregoing, GENE-TRAK will not be required to make milestone payments in excess of Five Hundred Thousand U.S. Dollars ($500,000) in any six (6) month period. In the event more than one milestone payment accrues within any six (6) month period, GENE-TRAK will be permitted to defer payment of the balance of milestone payments in excess of Five Hundred Thousand U.S. Dollars ($500,000) to the next six (6) month period(s) until such payments are complete.

         (c) GENE-TRAK's obligation(s) to make payments for milestone events will accrue upon the occurrence of the milestone and remain in effect irrespective of any subsequent elections or actions by GENE-TRAK. All milestone payments are non-refundable once made by GENE-TRAK.

5.9      Notwithstanding the foregoing:

         (a)  As determined regionally pursuant to Paragraph 1.10.

              (i) In the event that no claim has issued in an Initial Patent in the United States, Japan or from the European Patent Office within seven years of the initial filing date in the United States, Japan and the European
                        Patent Office, respectively, for Initial Patents which
                        (i) covers a Royalty-Bearing Product and (ii) has not been held invalid by a court of competent jurisdiction and last resort, any running royalties specified in Paragraph 5.5 which accrue for Initial Patents shall be reduced by thirty-seven and one half percent (37.5%) until such a claim issues from Initial Patents at which time the running royalties shall be fully restored to the rate specified in Paragraph 5.5.

              (ii) In the event that no claim has issued in an Initial Patent in the United States, Japan or from the European Patent Office within nine years of the initial filing date in the United States, Japan and the European Patent Office, respectively, for Initial Patents which
                        (i) covers a Royalty-Bearing Product and (ii) has not been held invalid by a court of competent jurisdiction and last resort, any running royalties specified in Paragraph 5.5 which accrue for Initial Patents shall be reduced to zero percent (0%) until such a claim issues from Initial Patents at which time the running royalties shall be fully restored to the rate specified in Paragraph 5.5.

              (iii) As to any particular Research Patent filed in the United States, Japan or the European Patent Office, in the event that no claim has issued in the Research Patent within seven (7) years after the date the Research Patent is first filed in the United States, Japan or the European Patent Office, respectively for such Research Patent which claim (i) covers a Royalty-Bearing Product and (ii) has not been held invalid by a court of competent jurisdiction and last resort, the running royalties specified in Paragraph
                        5.5 which accrue for the Research Patent shall be reduced by thirty-seven and one half percent (37.5%) until such a claim issues from the Research Patent at which time the running royalties shall be fully restored to the rate specified in Paragraph 5.5.

              (iv) As to any particular Research Patent filed in the United States, Japan or the European Patent Office, in the event that no claim has issued in the Research Patent within nine (9) years after the date the Research Patent is first filed in the United States, Japan or the European Patent Office, respectively, for such Research Patent which claim (i) covers a Royalty-Bearing Product and (ii) has not been held invalid by a court of competent jurisdiction and last resort, the running royalties specified in Paragraph
                        5.5 for the corresponding Research Patent shall be reduced to zero percent (0%) until such a claim issues from the corresponding Research Patent at which time the running royalties shall be fully restored to the rate specified in Paragraph 5.5.

              (v) It is understood that a product or the performance of a method or process may be a Royalty-Bearing Product due to one or more of Initial Patents, Research Patents or Post-Research Patents and that a single royalty obligation will accrue whether such product or performance is a Royalty-Bearing Product under one or more of Initial Patents, Research

                        Patents or Post-Research Patents. It is further understood that no corresponding reduction in the running royalties due under Paragraph 5.5 for any particular Royalty-Bearing Product shall result under Subparagraphs (i)-(iv) above for a particular Initial Patent, Research Patent or Post-Research Patent if such Royalty-Bearing Product is subject to a higher royalty under another Initial Patent, Research Patent or Post-Research Patent.

         (b) In the event (i) no claim has issued in an Initial Patent or (ii) all such claims as have issued have been held invalid by a court of competent jurisdiction and last resort; the minimum annual royalties specified in Paragraph 5.6 herein shall be reduced by thirty-seven and one half percent (37.5%) for years 7-10 as specified in Paragraph 5.6 until such a claim issues from Initial Patents in the United States at which time the running royalties shall be fully restored to the rate specified in Paragraph 5.5.


ARTICLE VI.   ACCOUNTING

6.1 Beginning with the earlier of (a) the First Commercial Sale of a Royalty-Bearing Product or (b) the fourth year following the Effective Date, GENE-TRAK shall deliver or cause to be delivered to PHRI, within sixty (60) days after the end of each calendar quarter, a written report (hereinafter referred to as a "Payment Report") for the preceding calendar quarter. The Payment Reports shall include the following:

         (a) The Net Sales for each Royalty-Bearing Product and resulting royalty obligations. The Payment Report shall provide such information in sufficient detail to permit PHRI a reasonable understanding of the Net Sales made and royalties due.

         (b) Each Payment Report shall also identify in particular the Net Sales for those Royalty-Bearing Products which:

              (i) Are within the scope of one or more claims of U.S. Serial No. 08/005,893 entitled, "Diagnostic Assays And Kits For RNA Using RNA Binary Probes And A Ribozyme Ligase" or foreign counterparts thereof; and

              (ii) Are within the scope of one or more claims of U.S. Serial No. 08/005,893 and any other U.S. Initial Patent(s), Research Patents and Post-Research Patents and the identity of such other U.S. Initial Patent(s), Research Patents and Post-Research Patents.

6.2 Concurrently with the submission of each Payment Report, GENE-TRAK's payment to PHRI of the accrued royalties specified in the Payment Report shall be due and owing upon receipt by PHRI of the Payment Report.

6.3 GENE-TRAK will keep or cause to be kept such detailed and accurate records and books of account as will enable a determination of the
         amounts payable hereunder to PHRI.   GENE-TRAK further agrees to
         permit such records and books of account to be examined once per year during reasonable business hours for two (2) years following the end of the particular quarter to which they pertain. Such inspection shall be limited in purpose to the verification of the Payment Reports provided PHRI pursuant to Paragraph 6.1 hereof. Such examination shall be made by an independent auditor appointed by PHRI but acceptable to GENE-TRAK, whose acceptance shall not be unreasonably withheld. Such examination shall further be made at the expense of PHRI unless such examination shows GENE-TRAK's payments have been deficient by five percent (5%) or more, in which case the examination will be at the expense of GENE-TRAK.

6.4 All payments made by GENE-TRAK under this Agreement shall be made within thirty (30) days of coming due, be accompanied by a statement explaining the reason for the payment and be made in the lawful money of the United States of America.

6.5 In the event that a running royalty is based upon Net Sales or sublicensing revenues made in a currency other than the lawful money of the United States of America, the rate of exchange used in calculating such royalty for each calendar quarter shall be the arithmetic average of the selling prices for the currency in question as quoted by leading banks of New York, New York and reported by the Wall Street Journal at the end of business on the last business day of such calendar quarter in which the Royalty-Bearing product was sold.


ARTICLE VII.   INTELLECTUAL PROPERTY

7.1 Except as provided herein, GENE-TRAK Information is and shall remain the exclusive property of GENE-TRAK and nothing shall create any right, title or interest whatsoever in PHRI to GENE-TRAK Information.

7.2 Except as provided in Paragraph 7.3 herein, as between GENE-TRAK and PHRI, PHRI shall have sole charge of and be solely responsible for the prosecution and filing of Initial Patents and the maintenance of such Letters Patents as issue therefrom. PHRI will bear all costs and expenses in connection therewith.

7.3      (a)  Notwithstanding the provisions of Paragraph 7.2 herein and for as long as GENE-TRAK retains any license and rights under Initial Patents, GENE-TRAK will have the right to require that PHRI prosecute and maintain Initial

              Patents in the U.S. and elsewhere, provided that GENE-TRAK requests such from PHRI in writing. GENE-TRAK hereby requires that PHRI prepare, file, maintain and prosecute applications for each of Initial Patents in Japan and in the European Patent
              Office.   PHRI will (i) consult with and advise GENE-TRAK
              regarding the preparation, maintenance and prosecution of applications for Initial Patents including the choice of counsel to prosecute such applications; (ii) provide GENE-TRAK with copies of all relevant documentation regarding the prosecution of such applications; and (iii) use all reasonable efforts to obtain and maintain issued United States and foreign Letters Patents for the inventions within Initial Patents as is requested by GENE-TRAK.

         (b) In the event GENE-TRAK elects to have the Research Program continued as provided in Paragraph 2.4(d) herein, GENE-TRAK will bear all reasonable costs and expenses in the preparation, filing, maintenance and prosecution of such applications and maintenance of such Initial Patents as GENE-TRAK requires PHRI to prosecute and maintain. GENE-TRAK will reimburse PHRI for out-of-pocket costs and expenses reasonably incurred by PHRI with respect to (i) the preparation, filing, maintenance and prosecution of Initial Patents prior to the Effective Date and
              (ii) prosecution and maintenance of such applications thereafter and maintenance of such patents as issue therefrom. GENE-TRAK will be permitted to withdraw its request to have one or more Initial Patents prosecuted and maintained in the United States, Japan and the European Patent Office or European nations, as the case may be, after three (3) years after the Effective Date. In the event GENE-TRAK withdraws its request to have an application for an Initial Patent prosecuted and maintained or patent maintained in any country, GENE-TRAK shall have no obligation to bear all further costs and expenses in connection therewith, provided that GENE-TRAK withdraws its request in writing. It is understood that PHRI may continue to have such application prepared, maintained and prosecuted or such patent maintained at its own expense and that GENE-TRAK shall stand unlicensed thereunder.

         (c) In the event GENE-TRAK elects to exercise its option under Paragraph 3.1(c) to convert its exclusive license and rights under Initial Patents to a non-exclusive license and right, GENE-TRAK's obligation to reimburse PHRI for subsequent costs and expenses for prosecution and maintenance of Initial Patents will be reduced to fifty percent (50%) of those costs and expenses reasonably incurred by PHRI. Further, in the event PHRI issues additional licenses to Initial Patents, GENE-TRAK's obligation to reimburse PHRI shall be further reduced such that the subsequent costs and expenses shall be shared equally by GENE-TRAK, and the licensees.

7.4 All inventions made by employees or agents of PHRI in the course of the Research

         Program shall be promptly and fully made known to GENE-TRAK.

7.5 As between GENE-TRAK and PHRI, all inventions made only by employees or agents of PHRI in the course of the Research Program shall be the property of PHRI and PHRI shall have the right to obtain and hold in its own name United States and foreign Letters Patents (Research Patents) relating thereto. Except as provided in Paragraph 7.6 herein, PHRI will have sole charge of and be solely responsible for the preparation and filing of all applications for such Research Patents and will bear all costs and expenses in connection therewith.

7.6      (a)  Notwithstanding the provisions of Paragraph 7.5 herein, GENE-TRAK will have the right to require that PHRI prepare, file, maintain and prosecute applications for United States and foreign Research Patents for any such invention resulting from the Research Program and maintain such Research Patents as may issue therefrom, provided that GENE-TRAK requests such from PHRI in writing within ninety (90) days of PHRI's initial disclosure of such invention to GENE-TRAK. PHRI will (i) consult with and advise GENE-TRAK regarding the preparation, maintenance and prosecution of such applications and the maintenance of such Research Patents including the choice of counsel to prepare and prosecute such applications for Research Patents; (ii) provide GENE-TRAK with copies of all relevant documentation regarding the prosecution of such applications; and (iii) use all reasonable efforts to obtain and maintain issued United States and foreign Research Patents for such subject matter as is requested by GENE-TRAK.

         (b) It is further understood that GENE-TRAK will bear all reasonable costs and expenses in the preparation, filing, maintaining and prosecution of such applications and maintenance of such Research Patents. GENE-TRAK will reimburse PHRI for out-of-pocket costs and expenses reasonably incurred by PHRI with respect to the preparation, filing, maintenance or prosecution of such applications and maintenance of such Research Patents. In the event PHRI has already incurred costs and expenses in connection with the preparation, filing, maintenance and prosecution of an application for a Research Patent before GENE-TRAK has required PHRI to obtain such, GENE-TRAK will reimburse PHRI for such costs and expenses as were reasonably incurred for such applications as GENE-TRAK thereafter requires PHRI to prepare, file, maintain and prosecute. If, however, GENE-TRAK withdraws its request to have such an application prepared, maintained or prosecuted or Research Patent maintained, GENE-TRAK shall have no obligation to bear all further costs and expenses in connection therewith, provided that GENE-TRAK withdraws its request in writing. It is understood that PHRI may continue to have such application prepared and prosecuted or such Research Patent maintained at its own expense and that GENE-TRAK shall stand unlicensed thereunder.

7.7 The parties contemplate that GENE-TRAK employees and agents will collaborate with PHRI employees and agents during the Research Program and that inventions may be made jointly by employees or agents of both GENE-TRAK and PHRI. In the event that an invention is made jointly by an employee or agent from each party:

         (a) Each party shall promptly and fully insure that the invention is made known to the other party;

         (b)  Such inventions shall be owned by PHRI, but subject to Paragraph
              7.15 herein; and

         (c) PHRI shall be permitted to elect to seek U.S. and foreign patents for such inventions and GENE-TRAK shall be permitted to require that PHRI seek U.S. and foreign patents for such inventions.

         It is understood that such joint inventions are not intended to include inventions which are made only by agents and employees of GENE-TRAK and GENE-TRAK will be the sole owner of inventions made solely by GENE-TRAK's agents and employees.

7.8 In the event PHRI elects to seek U.S. and foreign patents or GENE-TRAK requires PHRI to seek U.S. and foreign patents for inventions made jointly by employees or agents of both parties, such patents and patent applications shall be Research Patents as described herein and the preparation, filing and maintenance of such patents and patent applications shall be subject to Paragraphs 7.5 and 7.6 hereof. In addition, GENE-TRAK will execute such papers as are reasonably necessary to evidence PHRI's ownership in the inventions.

7.9 For three full years following completion of the Research Program, PHRI shall promptly and fully make known to GENE-TRAK any inventions made by employees or agents of PHRI which utilize non-public GENE-TRAK Information.

7.10 As between GENE-TRAK and PHRI, all inventions made by employees or agents of PHRI in the first three years following completion of the Research Program and utilizing non-public GENE-TRAK Information shall be the property of PHRI and PHRI shall have the right to obtain and hold in its own name United States and foreign Letters Patents (Post-Research Patents) relating thereto. Except as provided in Paragraph 7.11 herein, PHRI will have sole charge of and be solely responsible for the preparation, filing, maintenance and prosecution of all applications for such Post-Research Patents and will bear all costs and expenses in connection therewith.

7.11     (a)  Notwithstanding the provisions of Paragraph 7.10 herein,
              GENE-TRAK will have the right to require that PHRI prepare, file and prosecute applications for

              United States and foreign Post-Research Patents for any such invention made by employees or agents of PHRI in the first three years following completion of the Research Program and utilizing non-public GENE-TRAK Information and maintain such Post-Research Patents as may issue therefrom, provided that GENE-TRAK requests such from PHRI in writing within ninety (90) days of PHRI's initial disclosure of such invention to GENE-TRAK. PHRI will (i) consult with and advise GENE-TRAK regarding the preparation, filing, maintenance and prosecution of such applications and the maintenance of such patents including the choice of counsel to prepare and prosecute such applications for Post-Research Patents; (ii) provide GENE-TRAK with copies of all relevant documentation regarding the prosection of such applications; and
              (iii) use all reasonable efforts to obtain and maintain issued United States and foreign Post-Research Patents for such subject matter as is requested by GENE-TRAK.

         (b) It is further understood that GENE-TRAK will bear all reasonable costs and expenses in the preparation, filing, maintaining and prosecution of such applications and maintenance of such Post-Research Patents. GENE-TRAK will reimburse PHRI for out-of-pocket costs and expenses reasonably incurred by PHRI with respect to the preparation or prosecution of such applications and maintenance of such patents. In the event PHRI has already incurred costs and expenses in connection with the preparation, filing and prosecution of an application for a Post-Research Patent before GENE-TRAK has required PHRI to obtain such, GENE-TRAK will reimburse PHRI for such costs and expenses as were reasonably incurred for such applications as GENE-TRAK thereafter requires PHRI to prepare and prosecute. If, however, GENE-TRAK withdraws its request to have such an application prepared or prosecuted or patent maintained, GENE-TRAK shall have no obligation to bear all further costs and expenses in connection therewith, provided that GENE-TRAK withdraws its request in writing. It is understood that PHRI may continue to have such application prepared, maintained and prosecuted or such patent maintained at its own expense and that GENE-TRAK shall stand unlicensed thereunder.

7.12 All literary, artistic, computational or other material (including reports, computer programs, manuals, disks, listings and other programming documentation) created or composed by employees or agents of PHRI in connection with the Research Program shall be promptly and fully made known to GENE-TRAK.

7.13 All literary, artistic, computational or other material (including reports, computer programs, manuals, disks, listings and other programming documentation) created or composed by employees or agents of PHRI in connection with the Research Program shall be the property of PHRI and PHRI shall have the right to obtain and hold in its own name copyrights, trademarks, registrations or such other protection as may be
         appropriate.   Except as provided in Paragraph 7.14 herein, PHRI will
         have sole charge and be solely responsible for the preparation and filing of all applications for such copyrights, trademarks, registrations or other protection and will bear all costs and expenses in connection therewith.

7.14     (a)  Notwithstanding the provisions of Paragraph 7.13 herein,
              GENE-TRAK shall have the right to require that PHRI obtain and hold copyrights, trademarks, registrations or such other protection as may be appropriate for all literary, artistic, computational or other material (including reports, computer programs, manuals, disks, listings and other reprogramming documentation) created or composed by employees or agents of PHRI in connection with PHRI's services hereunder, provided that GENE-TRAK requests such from PHRI within ninety (90) days of PHRI's initial disclosure of such literary, artistic, computational or other material to GENE-TRAK. PHRI will (i) consult with GENE-TRAK regarding the preparation and prosecution of applications for such copyrights, trademarks, registrations or other appropriate protection including the choice of counsel to prepare and prosecute such applications; (ii) provide GENE-TRAK with copies of all relevant documentation regarding the prosection of such applications; and (iii) use all reasonable efforts to obtain copyrights, trademarks, registrations or other appropriate protection for such subject matter as requested by GENE-TRAK.

         (b) It is further understood that GENE-TRAK will bear all costs and expenses in connection with the preparation and prosecution of all such applications. In the event that PHRI has already incurred costs and expenses in connection with the preparation and prosecution of an application for copyright, trademark, registration or other protection before GENE-TRAK has required PHRI to obtain such, GENE-TRAK will reimburse PHRI for such costs and expenses as were reasonably incurred by PHRI. If GENE-TRAK withdraws its request to have such an application prepared or prosecuted, GENE-TRAK shall have no obligation to bear all further costs and expenses in connection therewith, provided that GENE-TRAK withdraws its request in writing. It is understood that PHRI may continue to have such application prepared and prosecuted at its own expense.

7.15 Subject to the terms of this Agreement and PHRI's rights under the patent laws of the United States and elsewhere, following termination of the Research Program or this Agreement, there will be no restriction to GENE-TRAK's right to use, disclose or otherwise deal with any tangible form of information, data or inventions which may result from the Research Program.

7.16 In the event GENE-TRAK elects to have the Research Program continued as provided in Paragraph 2.4(d), PHRI will submit to GENE-TRAK an invoice for patent expenses reimbursable by GENE-TRAK hereunder. Thereafter, PHRI will submit invoices to GENE-TRAK for reimbursable patent expenses approximately quarterly. Payment by GENE-TRAK of such invoices shall be due and owing upon receipt by GENE-TRAK of such invoices.

7.17 Notwithstanding the provisions of Paragraphs 7.3, 7.6 and 7.11, fifty percent (50%) of all costs and expenses paid by GENE-TRAK for the preparation, filing, prosecution and maintenance of Initial Patents, Research Patents and Post-Research Patents shall accumulate and, beginning in year four (4) after the Effective Date, be fully creditable against royalties payable by GENE-TRAK in excess of the minimum annual royalties payable by GENE-TRAK in each year pursuant to Paragraph 5.6 herein.


ARTICLE VIII.   CONFIDENTIALITY

8.1 All GENE-TRAK Information shall be treated as confidential by PHRI. PHRI will not use GENE-TRAK Information except as and to the extent necessary for the purposes of this Agreement. PHRI will limit access to GENE-TRAK Information only to those:

         (a) PHRI employees and agents who reasonably require such access for the purposes of the Research Program or for determining compliance with the Agreement, and who are obligated to treat GENE-TRAK Information as confidential in the same manner and to the same extent as provided herein; and

         (b) Authorized MGH agents and employees who reasonably require such access to permit MGH to determine its rights to royalties as between PHRI and MGH, provided that such employees and agents of MGH are obligated to treat GENE-TRAK Information as confidential and not use GENE-TRAK information except for the purposes stated in this Paragraph 8.1(b). Upon request by GENE-TRAK, MGH will provide GENE-TRAK with written assurances that such authorized employees and agents of MGH are obligated to treat GENE-TRAK Information in such a confidential manner.

8.2 Notwithstanding the provisions of paragraphs 8.1 herein, PHRI, MGH and their respective agents and employees shall have no obligation with regard to GENE-TRAK Information that:

         (a) can be demonstrated to have been in the public domain or publicly known or available prior to the date of disclosure to PHRI or MGH; or

         (b) can be demonstrated to have been in PHRI's or MGH's possession or made available to PHRI or MGH from another source prior to the disclosure; or

         (c) becomes part of the public domain or publicly known or available not due to any unauthorized act or omission on the part of PHRI or MGH; or

         (d) can be demonstrated to be derived independently of GENE-TRAK Information by PHRI or MGH or their Affiliates; or

         (e)  is rightfully received by PHRI or MGH from a third party.

8.3 PHRI will return to GENE-TRAK all papers, drawings, tapes, disks and other tangible forms containing GENE-TRAK Information in its possession upon completion or early termination of the Research Program unless otherwise directed by GENE-TRAK in writing.

8.4 PHRI may publish or otherwise disclose Research Information to the public or to any third party except that prior to such publication or disclosure, PHRI shall notify GENE-TRAK of its intent to publish or disclose and submit such Research Information to GENE-TRAK for GENE-TRAK's review prior to such publication or disclosure.
         GENE-TRAK will notify PHRI within thirty (30) days of receipt of such Research Information of GENE-TRAK's objections, suggestions or modifications to the publication or disclosure. GENE-TRAK may require deletion of information that is or reveals GENE-TRAK Information but PHRI shall make the final determination as to such other Research Information to be included in the publication or disclosure.
         GENE-TRAK may also request an additional delay up to a maximum of sixty (60) days from GENE-TRAK's initial receipt in order to reach agreement on suggested changes. PHRI agrees to withhold such publication or disclosure for up to six (6) months from GENE-TRAK's initial receipt in order to permit GENE-TRAK to investigate the patentability of and, if GENE-TRAK so requests, to permit PHRI to prepare and file application(s) for United States and foreign Letters Patents for such Research Information, provided that GENE-TRAK requests such withholding from PHRI in writing within sixty (60) days of GENE-TRAK's initial receipt of the Research Information to be published or disclosed.

8.5 All Research Information shall be treated as confidential by GENE-TRAK during the course of the Research Program and during such time GENE-TRAK will not use Research Information except as and to the extent necessary for the purposes of this Agreement. GENE-TRAK will limit access to Research Information only to those of its employees and agents who reasonably require such access for the purposes of this Agreement and who are obligated to treat Research Information as confidential in the same manner and to the same extent as provided herein.

8.6 Notwithstanding the provisions of Paragraph 8.5 herein, GENE-TRAK may publish or otherwise disclose Research Information to the public or to any third party during the course of the Research Program except that Prior to such publication or disclosure,

         GENE-TRAK shall notify PHRI of its intent to publish or disclose and submit such Research Information to PHRI for PHRI's review prior to such publication or disclosure. PHRI will notify GENE-TRAK within thirty (30) days of receipt of such Research Information of PHRI's objections, suggestions or modifications to the publication or disclosure but GENE-TRAK shall make the final determination as to such Research Information to be included in the publication or disclosure. PHRI may request an additional delay up to a maximum of sixty (60) days from PHRI's initial receipt in order to reach agreement on suggested changes. GENE-TRAK agrees to withhold such publication or disclosure for up to (6) months from PHRI's initial receipt in order to permit PHRI to investigate the patentability of and, if PHRI so chooses to prepare and file application(s) for United States and foreign Letters Patents for such Research Information provided that PHRI requests such withholding from GENE-TRAK in writing within sixty
         (60) days of PHRI's initial receipt of the Research Information to be published or disclosed.

8.7 Notwithstanding the provisions of paragraphs 8.5 and 8.6 herein, GENE-TRAK shall have no obligation with regard to Research Information that:

         (a) can be demonstrated to have been in the public domain or publicly known or available prior to the date of disclosure; or

         (b) can be demonstrated to have been in GENE-TRAK's possession or available to GENE-TRAK from another source prior to the disclosure; or

         (c) becomes part of the public domain or publicly known or available not due to any unauthorized act or omission on the part of GENE-TRAK or its Affiliates; or

         (d) can be demonstrated to be derived independently of Research Information by GENE-TRAK or its Affiliates; or

         (e)  is rightfully received by GENE-TRAK from a third party.

8.8 PHRI may reference this Agreement and list GENE-TRAK as a source of funding in its standard project award publications with the revised title "Studies of Assay Methodologies" provided that no GENE-TRAK Information of a confidential nature is made available as a result of such notice.

8.9 Except as may be required to meet professional standards for publication, upon timely request by GENE-TRAK, PHRI authors will to the extent possible delete mention of GENE-TRAK's involvement in the Research Program.

8.10     (a)  GENE-TRAK will not use PHRI's name or the name of any member of
              PHRI's project staff in any publicity, advertising or news release without the prior written approval of PHRI.

         (b) PHRI will not use GENE-TRAK's name or the name of any GENE-TRAK employee in any publicity, advertising or news release without the prior written approval of GENE-TRAK.

8.11     (a)  GENE-TRAK will not use MGH's name or the name of any MGH inventor named to U.S. Serial No. 08/005,893, or the name of any member of MGH's professional staff in any publicity, advertising or news release without the prior written approval of MGH.

         (b) MGH will not use GENE- TRAK's name or the name of any GENE-TRAK employee in any publicity, advertising or news release without the prior written approval of GENE-TRAK.


ARTICLE IX.   PATENT INFRINGEMENT

9.1 As between GENE-TRAK and PHRI, PHRI shall have the first right to assert or defend Initial Patents, Research Patents and Post-Research Patents against any third party PHRI perceives to be a challenger or infringer of Initial Patents, Research Patents and Post-Research Patents. In the event PHRI chooses of its own to assert one or more of Initial Patents, Research Patents and Post-Research Patents, PHRI shall do so at its own expense, have sole control over the prosecution of any resulting patent litigation and related settlement discussions and be the sole beneficiary of any settlement or judicial awards resulting from its assertion of such Initial Patents, Research Patents or Post-Research Patents. Notwithstanding the foregoing, in the event GENE-TRAK retains an exclusive license and right under such Initial Patents, Research Patents or Post-Research Patents as PHRI intends to assert against a perceived infringer of same, PHRI will discuss its intentions with GENE-TRAK before asserting such patents against the perceived infringer.

9.2 Notwithstanding the provisions of Paragraph 9.1 herein and to the extent that GENE-TRAK retains exclusive license and rights under one or more of Initial Patents, Research Patents or Post-Research Patents:

         (a) If (i) a third party seeks to invalidate one or more of such exclusively licensed Initial Patents, Research Patents or Post-Research Patents or (ii) GENE-TRAK provides to PHRI reasonable evidence of commercial infringement of one or more of such exclusively licensed Initial Patents, Research Patents or Post-Research Patents by one or more unauthorized third parties, and requests in writing that PHRI cause such allegedly infringing activity to cease; then PHRI shall promptly advise GENE-TRAK of PHRI's decision to take reasonable action to defend such patents or stop such activity, or not to do so. If PHRI elects to defend such patent or take action to cause such activity to cease, PHRI shall do so pursuant to the terms of Paragraph 9.1 herein.

         (b)  (i)       If, however:

                        (A) PHRI expressly declines to defend such patent or take action to cause such allegedly infringing activity to cease; or

                        (B) within one hundred eighty (180) days of a request by GENE-TRAK to cause such allegedly infringing activity to stop PHRI has not caused such activity to stop or initiated patent infringement litigation against at least one of said allegedly infringing third parties;

              (ii)      then GENE-TRAK shall be permitted to:

                        (A) deduct from royalties due hereunder thirty percent (30%) of its reasonable costs and legal fees incurred to conduct such proceedings as are undertaken by GENE-TRAK pursuant to subparagraph C hereunder, but in no event shall royalty payments be reduced by more than thirty percent (30%) of the amount otherwise due in any royalty payment period;

                        (B) postpone payment of thirty percent (30%) of any such milestone payments as come due until such alleged infringing activity has ceased or been declared noninfringing by a court of competent jurisdiction and last resort; and

                        (C) defend such patent or initiate and prosecute at GENE-TRAK's expense patent infringement litigation against one or more of such allegedly infringing third parties as GENE-TRAK chooses. PHRI will join such litigation to the extent required to permit GENE-TRAK to continue such litigation. GENE-TRAK will be permitted to seek any remedy permitted by law and control such litigation including the settlement thereof and the selection
                             of counsel therefore.   Any settlement award or
                             other recovery from such litigation shall be used first to reimburse GENE-TRAK for reasonable remaining costs and legal fees incurred to conduct such litigation; next be used to pay any amounts withheld from PHRI during the pendency of the litigation; next be used to pay PHRI an effective royalty as though the infringing party were a sublicensee and the infringing products were Royalty-Bearing Products provided, however, that such effective royalty is not to exceed twenty-five percent (25%) of the settlement award or other recovery remaining after the payments named above; and the remainder to GENE-TRAK.

         (c) As between GENE-TRAK and PHRI, as to any country in which GENE-TRAK or one or more of its sublicensees reasonably determines that it cannot make, use or sell inventions disclosed and claimed in Initial Patents, Research Patents or Post-Research Patents without infringing one or more issued patents held adversely to GENE-TRAK and not licensed by GENE-TRAK as of the Effective Date, GENE-TRAK shall be permitted to acquire license and rights under such adversely held patents and deduct expenses incurred per calendar year for such license and rights from royalties due hereunder up to a maximum thirty percent 30% of the running royalties due to PHRI for activities in that country provided, however, that such running royalties shall not be reduced below a minimum of 0.75% of the Net Sales in that country.

9.3 As to issued Initial Patents, Research Patents or Post-Research Patents under which GENE-TRAK holds a nonexclusive license and right, in the event that GENE-TRAK: provides to PHRI reasonable evidence of commercial infringement of one or more of such Initial Patents, Research Patents or Post-Research Patents by one or more unauthorized third parties and that such infringement places GENE-TRAK at a competitive disadvantage with respect to one or more of such unauthorized third parties; GENE-TRAK shall be permitted to postpone payment of any running royalty due to PHRI for sales of Royalty-Bearing Product in the country where such infringing activity occurs until PHRI commences action to cause such infringement to cease.

9.4 In the event either of GENE-TRAK or PHRI shall initiate and prosecute patent litigation against a non-party, the other shall provide reasonable cooperation with the party prosecuting the patent litigation. Such cooperation shall include making relevant records, papers, information, samples and the like reasonably available and providing relevant employees for testimony on an appropriate basis. The party seeking cooperation will reimburse the party providing cooperation for all out-of-pocket expenses incurred by the party providing cooperation.


ARTICLE X.   REPRESENTATIONS AND WARRANTIES

10.1 PHRI represents and warrants that it has full legal power to extend the rights granted to GENE-TRAK herein. Except as provided in Paragraph 10.2 herein, PHRI is aware of no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, written or oral, with respect to Initial Patents or that are inconsistent with PHRI's obligations hereunder.

10.2 PHRI represents and warrants that PHRI and MGH have entered into an Agreement effective December 10, 1993, a copy of which is attached hereto as Appendix III and incorporated herein by reference, which Agreement concerns the Initial Patent U.S. Patent Application Serial No. 08/005,893 entitled Diagnostic Assays And Kits For

         RNA Using RNA Binary Probes And A Ribozyme Ligase by Lizardi et al. and certain other pending patent applications relating to the use of ribozymes (the latter are herein after collectively referred to as the Ribozyme Applications). PHRI represents and warrants that upon GENE-TRAK's reasonable showing to PHRI and MGH that one or more of the MGH Ribozyme Applications significantly impairs the development or use of the inventions which are the subject of Serial No. 08/005,893, MGH will, at PHRI's request, use reasonable efforts to obtain for GENE-TRAK a non-exclusive license or sublicense to such one or more MGH Ribozyme Applications. PHRI further represents and warrants that it will make such request of MGH upon GENE-TRAK's request for same and GENE-TRAK's reasonable showing to PHRI and MGH.

10.3 As of the Effective Date, PHRI represents and warrants that it does not own or have conveyable rights to pending patent applications or issued patents directed to inventions which would preclude GENE-TRAK from commercially utilizing the inventions which are the subject of Initial Patents.

10.4     PHRI represents and warrants that:

         (a) it is not aware of any inequitable or fraudulent conduct by its employees, agents or the inventors of any Initial Patent which would render any Initial Patent invalid or unenforceable; and

         (b) prior to January 15, 1994, PHRI has prepared and filed a foreign patent application under the Patent Cooperation Treaty for each of Initial Patents designating Japan and the European Patent Office and including at least, France, Germany, Italy, and the United Kingdom.

10.5 Notwithstanding the foregoing, nothing contained in this Agreement shall be construed as:

         (a) a representation or warranty by PHRI that any invention described in Initial Patents is patentable or that any patent issuing therefrom will be valid;

         (b) a representation or warranty by PHRI that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patents held by third parties;

         (c) A REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, BY PHRI OR MGH OF THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANYTHING MADE, USED, SOLD OR OTHERWISE DISPOSED OF UNDER THIS AGREEMENT;

         (d) an obligation by either party to initiate or prosecute actions or suits against any third party for infringement of any patent licensed hereunder; or

         (e) granting by implication, estoppel or otherwise any license or rights under anything other than Initial Patents, Research Patents and Post-Research Patents.

10.6 PHRI represents and warrants that all of its employees and agents assigned to work on the Research Program will have entered into an agreement with PHRI which is sufficient to enable PHRI to comply with all terms of this Agreement.

10.7 GENE-TRAK represents and warrants that it is an Affiliate of Amoco Corporation, an Indiana Corporation.


ARTICLE XI.   INDEMNIFICATION AND INSURANCE

11.1 PHRI and GENE-TRAK are acting as independent contractors under this Agreement and nothing contained herein shall make PHRI the agent, partner, representative or employee of GENE-TRAK.

11.2 PHRI shall at all times exercise such precautions as may be reasonably necessary for the safety of its employees and agents in carrying out the Research Program.

11.3 PHRI accepts full responsibility for any injury to or death of any person or persons and any loss of or damage to the property of any person or persons caused by or arising out of PHRI's negligence during PHRI's performance of the Research Program.

11.4 Absent gross negligence or willful misconduct by PHRI, GENE-TRAK shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold PHRI, its trustees, officers, directors and employees harmless against all claims and expenses, including legal expenses and reasonable attorney's fees, arising out of the death of or injury to any person or persons, any damage to property or against any other claim, proceeding, demand and liability resulting from the production, manufacture, sale, use, lease or consumption of any Royalty-Bearing Product or arising from the rights and license granted herein to GENE-TRAK by PHRI provided, however, that PHRI shall (a) notify GENE-TRAK promptly in writing after it receives notice of any claim subject to this Paragraph 11.4, (b) permit GENE-TRAK, at its option, to participate in and control the defense and trial of such claim and related settlement negotiations; and (c) fully cooperate with GENE-TRAK in the defense of any such claim. GENE-TRAK will keep PHRI reasonably informed as to any defense undertaken by GENE-TRAK hereunder.

11.5     (a)  For as long as GENE-TRAK is an Affiliate of Amoco Corporation,
              GENE-

              TRAK shall be permitted to stand self-insured.

         (b) In the event GENE-TRAK is no longer an Affiliate of Amoco Corporation, PHRI shall be permitted to determine whether GENE-TRAK shall obtain and maintain primary coverage comprehensive general liability insurance and, upon the First Commercial Sale, products liability insurance. In the event PHRI so determines and notifies GENE-TRAK in writing, GENE-TRAK shall obtain such insurance for minimum limits of Two Million U.S. Dollars ($2,000,000) combined single limit for bodily injury and property damage per occurrence and Ten Million U.S. Dollars ($10,000,000) in the aggregate. Such insurance shall include as insureds PHRI, its officers, directors and employees; and The General Hospital Corporation, its officers, directors and employees.

11.6 The term "MGH Product" shall mean those Royalty Bearing Products which are subject to those claims of Initial Patents which claim the inventions which are the object of U.S. Serial No. 08/005,893 entitled Diagnostic Assays And Kits For RNA Using RNA Binary Probes And A Ribozyme Ligase by Lizardi et al.

11.7     (a)  GENE-TRAK shall indemnify, defend and hold harmless MGH and its trustees, officers, medical and professional staff, employees and agents, and their respective successors, heirs and assigns ("MGH Indemnitees"), against any liability, damage, loss or expense, including reasonable attorney's fees, and expenses of litigation, incurred by or imposed upon the MGH Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments, whether or not rightly or wrongly brought, arising out of any theory of product liability, including but not limited to actions in the form of tort, warranty or strict liability, concerning any MGH Product made, used or sold pursuant to any right or license granted hereunder.

         (b) GENE-TRAK further agrees to provide at its own expense attorneys which are reasonably acceptable to MGH for the defense of any claim, suit or action to be indemnified by GENE-TRAK hereunder and to keep MGH reasonably informed of the progress in such defense and the disposition of such claim, including all decisions, appeals and settlements of such claim, suit or action.

11.8 In consideration for the indemnification and other benefits accruing to MGH Indemnitees hereunder, MGH Indemnitees agree to:

         (a) Promptly notify GENE-TRAK in writing of any claim, suit or action, demand or judgment for which indemnification is sought hereunder; and

         (b) Allow GENE-TRAK to conduct and control such defense and disposition of such claim, suit or action, including all decisions relating to litigation, appeal and settlement; and

         (c) Provide GENE-TRAK with reasonable cooperation in the defense of such claim, suit or action.

         GENE-TRAK shall have no obligation to indemnify an MGH Indemnitee who has not performed as provided in this Paragraph 11.8. However, GENE-TRAK will provide reasonable cooperation to such nonperforming MGH Indemnitee to permit same to mitigate such liability, damage, loss or expense as may result from such claim, suit or action.

11.9 Notwithstanding the provisions of Paragraphs 11.7 and 11.8 herein, GENE-TRAK shall have no obligation to indemnify an MGH Indemnitee hereunder for any liability, damage, loss or expense to the extent that such is attributable to:

         (a) The negligent activities, reckless misconduct, or intentional misconduct of the MGH Indemnitee; or

         (b) The settlement of a claim, suit, action or demand by the MGH Indemnitee which has not been approved by GENE-TRAK in writing.

11.10 During the period that GENE-TRAK, an Affiliate, a sub-licensee or agent of GENE-TRAK is commercially distributing or selling any MGH Product pursuant to any license and right granted hereunder and for three (3) years thereafter,

         (a)  GENE-TRAK shall at its sole cost and expense:

              (i) Maintain self-insurance through its Affiliate Amoco Corporation which is reasonably acceptable to MGH and the Risk Management Foundation of the Harvard Medical Institution, Inc. ("RMF"); or

              (ii) Maintain or procure from third party insurers, product and contractual liability insurance with limits of at least $ Two Million per occurrence and at least
                        $ Two Million annual aggregate. The minimum amounts of insurance coverage required under this Paragraph 11.10 shall not be construed to create a limit of GENE-TRAK's liability with respect to its obligation of indemnification under Paragraph 11.7 herein.

         (b) In the event GENE-TRAK cancels, fails to renew or otherwise materially changes its insurance provisions relative to subparagraph (a) above:

              (i) GENE-TRAK will provide MGH with written notice of its cancellation, non-renewal or material change in the insurance at least fifteen (15) days prior to such cancellation, non-renewal or material change. In the event GENE-TRAK does not obtain replacement insurance providing comparable coverage prior to such cancellation, non-renewal or material change to its insurance, MGH shall have the right to terminate the license and rights granted to GENE-TRAK hereunder as to MGH's interests in the claims of Initial Patents which claim the inventions which are the object of U.S. Serial No. 08/005,893 entitled Diagnostic Assays And Kits For RNA Using RNA Binary Probes And A Ribozyme Ligase by Lizardi et al.; provided, however, that MGH shall notify GENE-TRAK of such termination in writing.

              (ii) Notwithstanding the foregoing, such license and right which has been terminated by MGH will be reinstated if, within sixty (60) days of receipt of MGH's notice of termination, GENE-TRAK provides MGH with written evidence that GENE-TRAK has obtained insurance as provided in Paragraph 11.10 hereof and effective no later than the end of said sixty (60) day period. The reinstatement of such license and rights shall be effective as of the effective date of the replacement insurance. It is understood that GENE-TRAK's right of reinstatement hereunder shall lapse if GENE-TRAK has failed to provide MGH with evidence of replacement insurance on or before expiration of the sixty (60) day period specified herein.

11.11 Upon request by MGH, GENE-TRAK shall provide MGH with written evidence of the self-insurance or third party insurance specified in Paragraph
         11.10 hereof.

11.12 As between MGH and GENE-TRAK, MGH shall be permitted to enforce separately and independently of PHRI those obligations incurred by GENE-TRAK to MGH under this Agreement.

11.13.   (a)  As between GENE-TRAK and MGH:

              (i) As to any controversy or dispute between them arising out of or in connection with Paragraphs 11.6 through Paragraph 11.13 herein, their interpretation of such Paragraphs or the performance of MGH, GENE-TRAK or an MGH Indemnitee thereunder which MGH and GENE-TRAK are unable to resolve within a reasonable time and after written notice by either of GENE-TRAK or MGH to the other of the existence of such controversy or dispute, such dispute or controversy may be submitted to arbitration by either of GENE-TRAK or MGH. If so submitted to arbitration, the controversy or dispute shall be finally settled by arbitration conducted in accordance with the rules of conciliation and arbitration of the International Chamber of Commerce in effect on the date of such notice. Any such arbitration shall take place in the city of Boston, Massachusetts of the United States of America. Such arbitration shall be conducted in the English language and shall apply the laws of the state of New York of the United States of America.

              (ii) The decisions by the arbitrator(s) with respect to such controversy or dispute shall be binding and conclusive upon GENE-TRAK and MGH's successors and assigns and they shall comply with such decision in good faith, and each hereby submits to the jurisdiction of Boston, Massachusetts, but only for the entry of judgment with respect to the decisions of the arbitration hereunder. Notwithstanding the foregoing, judgment upon such award may be entered in any court in Boston, Massachusetts, or any other court having jurisdiction.

         (b) Notwithstanding the foregoing, as to any controversy or dispute between GENE-TRAK and MGH regarding an alleged obligation of GENE-TRAK under Paragraphs 11.7 and 11.8 herein and for which MGH or GENE-TRAK has requested arbitration hereunder, GENE-TRAK shall assume such obligation until a decision has been made to
              the contrary by the arbitrator(s).   At such time as the
              arbitrators have decided that GENE-TRAK does not bear such alleged obligation, GENE-TRAK and MGH shall arrange for the orderly transfer of such obligation to MGH or its designee. In addition, MGH shall reimburse GENE-TRAK for GENE-TRAK's expenses reasonably incurred with respect to such obligation.


ARTICLE XII.   MARKING

12.1 GENE-TRAK agrees to mark all Royalty-Bearing Products sold in the United States of America under the license and rights granted by this Agreement with the word "Patent" or "Patents" or the abbreviation "Pat." and the number of any applicable issued Initial Patent, Research Patent or Post-Research Patent.


ARTICLE XIII.   TERM AND TERMINATION

13.1 Unless previously terminated in accordance with the provisions of Paragraphs 13.2 or 13.4 herein, this Agreement shall continue in full force from the Effective Date until the expiration of the last to expire of Initial Patents, Research Patents or Post-Research Patents under which GENE-TRAK retains the license and rights provided hereunder.

13.2 GENE-TRAK shall have the right to terminate this Agreement at any time during the term of this Agreement upon written notice to PHRI, provided that:

         (a) In the event GENE-TRAK elects to terminate the Agreement within six (6) months of the Effective Date, GENE-TRAK shall have no further obligation to pay PHRI as provided in Paragraph 5.4 herein and all existing licenses shall terminate immediately.

         (b) In the event GENE-TRAK elects to terminate the Agreement after six (6) months after the Effective Date, PHRI will wind down and stop the Research Program effective as of one year from the date of such termination. GENE-TRAK will continue to pay for such research pursuant to Paragraph 5.4 on a pro rata basis for work performed by PHRI.

13.3 GENE-TRAK shall be permitted to terminate the Research Program as follows:

         (a)  Except as provided in subparagraph (b) herein,

              (i) During the first three years of this Agreement, GENE-TRAK shall be permitted to terminate the Research Program only with concurrent termination of its license and rights under Initial Patents and in accordance with Paragraph 13.2.

              (ii) GENE-TRAK may terminate the Research Program after the first three years of this Agreement by declining to extend the Research Program as provided in Paragraph 2.4(g).

         (b) In the event Dr. Kramer is unable or unwilling to serve as Principal Investigator on behalf of PHRI as required by Paragraph
              2.2 herein, GENE-TRAK may terminate the Research Program as provided in Paragraph 2.3 without affecting as to any of its license and rights granted herein.

13.4 Should either party fail to fully and promptly perform any material obligation hereunder, and fail to cure such failure within sixty (60) days after receipt of written notice from the other party specifying the nature of such failure, the other party may seek whatever other relief to which it may be entitled and:

         (a) terminate the Research Program effective immediately upon notice to the party failing to perform without terminating any other license and rights granted hereunder; or

         (b) terminate the Agreement, including the Research Program, effective immediately upon notice to the party failing to perform.

13.5 Termination of the Research Program separately or in conjunction with termination of this Agreement shall not relieve either party of its obligations under Paragraphs 2.6 - 2.8 through completion of the Research Program by PHRI.

13.6 Termination of this Agreement shall not relieve any party of its continuing obligations under Articles VI, VII, VIII and XI and shall not relieve GENE-TRAK of royalty and milestone obligations accrued under Article V.


ARTICLE XIV.   ASSIGNMENT

14.1 This Agreement is not assignable by GENE-TRAK without the prior written consent of PHRI, which shall not be unreasonably withheld, except that GENE-TRAK may assign or extend all of its rights and obligations hereunder to any Affiliate or to the bona fide successor to GENE-TRAK's ownership or control of substantially the entire business of GENE-TRAK relating to the subject matter of Initial Patents, Research Patents and Post-Research Patents without the prior consent of PHRI provided that such Affiliate or bona fide successor agrees to be bound to the terms and obligations hereunder. It is understood that it would not be unreasonable for PHRI to withhold consent to an assignment which would be reasonably construed as:

         (a)  harming PHRI's reputation; or

         (b)  raising an irreconcilable conflict of interest; or

         (c) being to a party which does not agree to generally exploit the inventions which are the subject of Initial Patents, Research Patents and Post-Research Patents.

14.2 PHRI's obligation to perform research under the Research Program is not assignable by PHRI without the prior written consent of GENE-TRAK.


ARTICLE XV.   FORCE MAJEURE

         Neither party shall be liable for failure to perform as required by any provision of this Agreement where such failure results from a force majeure beyond the party's control. In the event of any delay attributable to a force majeure, the time for performance affected thereby shall be extended for a period equal to the time lost by reason of the delay.


ARTICLE XVI.   MISCELLANEOUS

16.1     (a)  Until otherwise specified by a party in writing, the mailing addresses of the parties to this Agreement shall be as follows:

              PHRI:               Public Health Research Institute
                                  455 First Avenue
                                  New York, New York 10016
                                  Attention:  President


              GENE-TRAK:          GENE-TRAK, Inc.
                                  31 New York Avenue
                                  Framingham, MA 01701
                                  Attention:  General Manager
                                  Clinical Diagnostics

         (b) Until otherwise specified by MGH in writing, the mailing address of MGH shall be as follows:

              MGH:                The Massachusetts General Hospital
                                  Office of Technology Affairs
                                  Bldg. 149, Suite 1101
                                  Thirteenth Street
                                  Charlestown, MA  02129
                                  Attention:  Director

16.2 Any notice expressly provided for under this Agreement shall be in writing and shall be deemed sufficiently given at the earlier of (a) when received manually or by mail by the entity to be notified at its address provided in Paragraph 16.1 or at such address as may from time to time be designated in writing by the entity; or (b) four (4) full business days after mailing or one (1) full day after delivery to a commercial courier.

16.3 This Agreement constitutes the full understanding of the parties hereto and a complete statement of the terms of their agreement in respect to the subject matter hereof. This Agreement shall not be subject to any change or modification except by an instrument of equal formality signed by the duly authorized representatives of the respective parties.

16.4 The waiver of a breach of any part of this Agreement by either party shall in no event constitute a waiver as to any future breach, whether similar or dissimilar in nature.

16.5 This Agreement shall be construed and the legal relations between the parties determined in accordance with the laws of the state of New York, excluding any choice of law rules which may direct the application of the laws of any other jurisdiction. The parties agree to the exclusive jurisdiction and venue of the United States District Courts for the Southern District of New York in the city of New York.

         In the event GENE-TRAK becomes or its successor to this Agreement is resident in the State of New York, the exclusive jurisdiction and venue shall include the Courts of the State of New York in the City of New York.

16.6 Each party shall perform under this Agreement in compliance with applicable laws and governmental regulations. Nothing in this Agreement shall be construed to require either party to commit any act contrary to law or governmental regulation; wherever there is any conflict between a provision of this Agreement and a law or governmental regulation the latter shall prevail and the affected provision shall be limited only to the extent necessary to avoid the conflict.

16.7. If any provision of this Agreement is held by a court of competent jurisdiction and last resort to be unenforceable, the provision shall be adjusted, if possible, rather than voided to achieve the intent of the parties. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the dates written below.


                                       THE PUBLIC HEALTH RESEARCH
                                       INSTITUTE OF THE CITY OF
                                       NEW YORK, INC.

                                       By:   /s/ Louis M. Weinstein
                                          -------------------------------------
                                       Title: President
                                             ----------------------------------
                                       Date:  7/14/94
                                            -----------------------------------


                                       GENE-TRAK, INC.

                                       By:   /s/ John L. Bishop
                                          -------------------------------------
                                       Title: President
                                             ----------------------------------
                                       Date:  7/14/94
                                            -----------------------------------

                                             /s/ [ILLEGIBLE]   7/14/94

As between PHRI and MGH and pursuant to the December 10, 1993 Agreement between them attached hereto as Appendix III, MGH approves this Agreement. Further, in consideration for the various benefits it receives hereunder, MGH accepts its various obligations herein including those under Paragraphs 8.1, 8.2, 8.11 and
11.7 - 11.13.


THE GENERAL HOSPITAL CORPORATION

By:  /s/ Marvin C. Guthrie
   ------------------------------------------

Title: Director
       Office of Technology Affairs
      ---------------------------------------

Date:  7/15/94
     ----------------------------------------

Acknowledged and Agreed to:


 /s/ Fred Russell Kramer           /  July 14, 1994
------------------------------------------------
     Fred Russell Kramer               Date

                                      APPENDIX I

                                   Research Program

                       Amplification Methods Using QB Replicase


Research will be conducted at PHRI in the field of diagnostic assays that utilize QB amplification. The anticipated topics to be investigated are listed below. These may be modified during the course of the Research Program, by PHRI in collaboration with GENE-TRAK, taking into account experimental results obtained during the course of the research and strategic decisions regarding the development and commercialization of the technology made by GENE-TRAK.

PHRI's primary goals for the first 6 months of the Research Program will be directed at identifying and exploring the critical performance parameters of the binary probe ligation system described in US serial No. 08/004,993 by Tyagi to assist GENE-TRAK in making its initial evaluation of the commercial viability of the system. These are indicated by the designation, (*), on the list of "Likely Research Topics," below. Goals for the second 6 months of the Research Program will be defined following the initial commercial viability evaluation, but will include the following general types of activities: 1) more detailed evaluation of options for controlling and implementing critical assay steps, 2) evaluation of the generalizability of the assay format, including the development of a number of different model systems, and 3) optimization of a specific model assay which may be used as the first commercial product utilizing the binary probe ligation technology, and likely will include a number of the specific topics listed below.

LIKELY RESEARCH TOPICS
1.  Characterization of binary probes
    a. Effect of different nucleotides at the ligation junction on ligation efficiency
    b.   Effect of probe length on target specificity
    c. Effect of mismatches at the ligation junction on the ability to detect allelic differences

2.  Improvements in binary probe synthesis
    a.   Synthesis of probes by transcription from cloned vectors *
    b. Use of different nucleotides and dinucleotides as initiators of probe transcription

                              (Appendix I, cont'd)

3.  Analysis of assay design
    a.   Determination of the efficiency of each stop in the assay *
    b. Determination of which assay parameters most affect background reactions, such as replication of unligated probes, retention of unhybridized probes and target-independent ligation *
    c. Determination of the factors that govern the efficiency of release of probe-target hybrids by digestion with ribonuclease H (e.g., geometry of capture probes)
    d. Determination of the effect of buffer concentration, nucleotide concentration, replicase concentration, and magnesium ion concentration on the rate of replication and the generation of background signals

4. Determination of the effect of different sample matrices on the sensitivity of the assay
    a.   Effect of lymphocytes on the HIV-1 assay
    b.   Effect of sputum on MYCOBACTERIUM TUBERCULOSIS assays

5.  Development of a binary probe assay that determines the drug sensitivity of
    M. TUBERCULOSIS from a sputum sample within 3 days
    a. Preparation of probes against M. TUBERCULOSIS messenger RNAs that are synthesized in response to cell division
    b.   Determination of the turnover rate of the messenger RNA targets

6. Preparation of binary probes (and capture probes) specific for pathogenic viruses
    a.   HIV-1, HIV-2, HTLV-1, and HTLV-3
    b.   Hepatitis C virus

GENE-TRAK will provide to PHRI such proprietary reagents and equipment as GENE-TRAK deems necessary to carry out the Research Program and which are generally unavailable from commercial sources. Such reagents will include QB replicase enzyme and may include various GENE-TRAK proprietary buffers. Such equipment will include a magnetic separation device.

                                 (Appendix I, cont'd)

Budget And Personnel

                                       1st 6 mo.      2nd 6 mo.      2nd year
                                       ---------      ---------      --------

    Fred Kramer, Ph.D. (50%)
    Sanjay Tyagi, Ph.D. (50%)
    Mounssef Tazi, M.S. (50%)
    David Zhang, M.D., Ph.D. (100%)
    Summer Student
    Benefits
    Supplies
    Equipment
    Travel
    Miscellaneous
    Indirect Costs
    Renovation of Lab
    Debt Repayment
    Carryover

    Total                             $              $              $

The budget for the 3rd year of the Research Program will total $_________ as provided for in paragrah 5.4 of the Research and License Agreement and will be developed, along with the work plan as specified in paragraph 2.4(f) of the Research and License Agremeent, prior to initiating the third year of the Research Program.

                                     APPENDIX II

                             REPLICATION OF PHRI RESULTS
                                         AND
                     TRANSFER OF LICENSED TECHNOLOGY TO GENE-TRAK


The objectives of this series of experiments is to verify the replicatability of the binary probe ligation methods described in US Serial No. 08/004,993 by Tyagi, and to transfer the technology to GENE-TRAK personnel so that they may expeditiously initiate an evaluation of the commercial viability of the technology. This appendix also specifies the criteria to be used in judging the successful outcome of the procedures referred to in the attached RESEARCH AND LICENSE AGREEMENT at Paragraphs 2.4(a) and (b) and 5.2.

1. As soon as practical after the Effective Date, Sanjay Tyagi and Mounssef Tazi of PHRI and designated GENE-TRAK scientists will carry out, in parallel or in succession, a set of experiments at GENE-TRAK that are based on experiments originally carried out at PHRI. These experiments, utilizing binary probes specific for HIV-1 RNA, are designed to demonstrate that an assay can be carried out that is able to detect as few as 100 molecules of HIV-1 RNA and that, in the absence of HIV-1 RNA, the assay gives no signal (background).

    Assays will be run against at least 24 different samples containing 100 molecules of HIV-1 RNA transcript, at least 24 different samples containing 1,000 molecules of HIV-1 RNA transcript, and at least 24 different samples containing no (zero) molecules of HIV-1 RNA transcript.

2. Immediately after the Effective Date, Dr. Tyagi will give GENE-TRAK scientists written protocols that will enable them to prepare or purchase their own binary probes, capture probes, target transcripts, enzymes, reagents, and buffer solutions required to carry out the experiments described in Paragraph 1. Dr. Tyagi also will provide such oral instructions and guidance as he deems necessary to enable GENE-TRAK scientists to successfully perform these experiments.

3. GENE-TRAK will pay the travel, room and board expenses reasonably incurred by Dr. Tyagi and Mr. Tazi in carrying out these experiments upon receipt of a written expense report specifying such expenses.

                                 (Appendix II, cont'd)

4. Successful performance of the experiments shall be based on the outcome of the experiments carried out by GENE-TRAK scientists with GENE-TRAK reagents and shall mean:
    a) that at least 18 of 24 (75%) samples containing 100 target molecules give a positive signal within a 30 minute amplification period, and
    b) that at least 22 of 24 (92%) samples containing 1,000 target molecules give a positive signal within 30 minute amplification period, and
    c) that no more than 2 of the 24 (8%) samples containing no target molecules give a positive signal within a 30 minute amplification period.

    All amplification reactions yielding a signal will be subjected to gel analysis to determine whether the amplification product arises from replication of the ligated probe. Experiments will be deemed 'failed attempts' if more than 20% of no-target controls run without reporter probe fragments (no-probe controls) produce signal. An experiment will be deemed a 'successful attempt' (as distinct from a successful outcome) if less than 20% of such no-probe controls produce signal. In the case of less than 20% contamination, the frequency of such contamination in no-probe controls may be subtracted from the frequency of false-positives (no-target controls with probe) to meet the criteria of successful performance established above in 4.c. In the event of a 'failed attempt' due to contamination, the experiment shall be repeated with new reagents and/or equipment and/or in a different location (within GENE-TRAK) as deemed appropriate.

5. GENE-TRAK and PHRI will utilize their best efforts to successfully perform the experiments as described in Paragraph 1 and 4 as soon as possible.

6. While at GENE-TRAK, Dr. Tyagi and Mr. Tazi also will perform binary probe ligation assays demonstrating: 1) the capability of the HIV-1 to detect HIV-1 RNA in the presence of uninfected human lymphocytes, and 2) the capability of the MYCOBACTERIUM TUBERCULOSIS assay to detect MYCOBACTERIUM TUBERCULOSIS rRNA. These assays shall not be considered replication experiments for purposes of the RESEARCH AND LICENSE AGREEMENT.

                                                                    APPENDIX III


                                      AGREEMENT

    This Agreement, effective the day last executed by either party, is between THE GENERAL HOSPITAL CORPORATION doing business as MASSACHUSETTS GENERAL HOSPITAL (hereinafter "MGH") AND THE PUBLIC HEALTH RESEARCH INSTITUTE OF THE CITY OF NEW YORK, INC. (hereinafter "PHRI").

    WHEREAS, PHRI and MGH have pursued research directed to improved nucleic acid hybridization assays;

    WHEREAS, most of that research has been performed solely at PHRI, but some has been performed by Paul Lizardi and Jack Szostak at MGH under a consortium arrangement between PHRI and MGH that was supported by a National Institutes of Health grant to Fred Kramer at PHRI;

    WHEREAS, such research has led to inventions claimed in three patent applications, recently filed, one of which is jointly owned by MGH and PHRI;

    WHEREAS, PHRI desires to be able to offer its rights in the inventions claimed in the patent applications and any patents issuing thereon, to potential licensees, including a potential exclusive licensee, and MGH desires to be able to offer its rights in the jointly owned patent application and patents(s) issuing thereon; and

    WHEREAS, PHRI and MGH desire to share income from the jointly owned invention, and patents thereon, if any, in an equitable manner.

    NOW, THEREFORE, the parties agree as follows:

    1. The jointly owned invention (hereinafter "the A39 invention") is the subject of a U.S. patent application, USSN 08/005,893, filed January 15, 1993 by PHRI's patent attorneys, Davis, Hoxie, Faithful and Hapgood. The inventors of the A39 invention are Paul Lizardi, Sanjay Tyagi, Ulf Landegren, Fred Kramer and Jack Szostak.

    2. The A39 invention is or will be jointly assigned to PHRI and MGH as follows: Tyagi, Landegren and Kramer will assign their interests to PHRI; Szostak will assign his interest to MGH; and Lizardi will assign 50% of his interest to PHRI and 50% of his interest to MGH.

    3. MGH appoints PHRI its sole and exclusive agent to prosecute U.S. application 08/005,893, claiming the A39 invention and any foreign counterparts, including continuations, division or extensions, and to maintain any and all patents issuing therefrom. MGH will be consulted on all prosecution matters. Should PHRI elect at any time not to file, prosecute or maintain any U.S. or foreign application or patent, MGH may do so at its own expense and for its own account, subject to pre-existing licenses, and PHRI will assign its interest in said application or patent to MGH.

    4. MGH and PHRI represent that they have the right and ability to grant an exclusive worldwide license to their respective rights in the A39 invention. MGH has identified three pending U.S. patent applications, assigned in whole or in part to MGH, believed to be the only U.S. applications assigned to MGH, besides the A39 application, pertaining to the use of ribozymes (hereinafter "the MGH Ribozyme Applications"). MGH requested an opinion from patent counsel as to whether the A39 invention can be practiced without infringing the claims of any of the MGH Ribozyme Applications, and patent counsel has advised MGH that the A39 invention can be practiced without infringing the MGH Ribozyme Applications. MGH therefore represents to the best of its knowledge and belief that the MGH Ribozyme Applications will not impair significantly the commercial development or use of the A39 invention by a licensee who does not have a license to the MGH Ribozyme Applications. MGH agrees that, if a licensee shows to MGH's reasonable satisfaction that development or use of the A39 invention is significantly impaired by one or more of the MGH Ribozyme Applications, MGH will, at PHRI's request, use reasonable efforts to obtain for the licensee a non-exclusive license or sub-license to any such MGH Ribozyme Application, subject to existing obligations to third party licensees or sponsors of research at MGH.

    5. MGH appoints PHRI its sole and exclusive licensing agent for the A39 invention, including applications and patents thereon.

    6. The parties intend that the A39 invention be successfully and diligently commercially developed and used to the good of humankind. To that end the parties agree to share patenting expenses and licensing income, as follows:
         a. PHRI will file, prosecute and maintain U.S. and foreign applications for the A39 invention and patents issuing thereon subject to paragraph 3 above. Unreimbursed patent expenses of either party for the A39 invention shall be equally shared by the parties.

         b. PHRI will seek to license the A39 invention and applications and patents claiming the A39 invention. The invention may be licensed individually or in combination with other PHRI owned inventions, exclusively or non-exclusively. Any license agreement or amendment thereto that includes the A39 invention or any application or patent thereon shall be approved by MGH, such approval not to be unreasonably withheld.

         c. License income shall be apportioned and shared between PHRI and MGH as follows:
                   (1) First, to reimburse PHRI's and MGH's out-of-pocket patenting and licensing expenses, which shall not include internal expenses or institutional overhead; then as follows in (2) and (3) as appropriate.

                   (2) If license income is attributable to a specific product which, but for the license of the A39 invention, would infringe a pending or issued claim covering the A39 invention by its manufacture, use, or sale, (an "A39 product") the portion of such license income attributable to the A39 invention shall be shared 50% PHRI and 50% MGH. Unless otherwise agreed, if the manufacture, use or sale of an A39 product would, but for the licenses granted under a particular license agreement, infringe more than one patent or patent application licensed therein, each shall be assumed to be of equal value.

                   (3) If license income is not attributable to a specific product but rather results from a license agreement which covers several patents or patent applications, one of which is the patent or patent application claiming the A39 invention, then the portion of such non-product specific license income attributable to the A39 invention shall be shared 50% PHRI and 50% MGH. Unless otherwise agreed, if more than one patent or patent application is included in a particular license agreement, each shall be assumed to be of equal value.

         d. The parties will consult with one another regarding defense of patent rights and prosecution of infringes, to the extent these matters are not covered by a license to a third party. If the parties agree to proceed with a defense or prosecution, expenses and recovery will be shared 50% by PHRI and 50% MGH. If the parties do not agree, the party wishing to defend or proceed (hereinafter "the Paying Party") will decide the course of action, and will proceed at its own expense. The Paying Party shall keep the other party informed of the progress of such proceedings and said other party shall
be entitled to counsel in such proceedings at its own expense.   Any award
paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either party and then the remainder shall be divided between the parties as follows: seventy-five percent (75%) to the Paying Party and twenty-five percent (25%) to the other party. Each party agrees to cooperate with the other in defense or prosecution proceedings whether or not such party agrees to share the cost of such proceedings.

    7. PHRI will account to MGH under this Agreement on a quarterly basis, with a report, any invoice for expenses, and payment of any royalty share to be submitted, within 30 days after each quarter. MGH will reimburse PHRI for expenses invoiced within 60 days of receipt of an invoice.

    8. Each party will share its income under this Agreement with its inventors and/or their laboratories according to its own policy. For purposes of this paragraph 8 Kramer, Lizardi, Tyagi, Landegren and all other PHRI employees will be considered PHRI inventors only, and Szostak and all other MGH employees will be considered MGH inventors only.

    9. This Agreement will continue until the last-to-expire of any patent claiming the A39 invention or the last to terminate of any license thereon, whichever is later.

    10. If a licensee of a patent or patent application claiming the A39 invention wishes to enter into a research agreement with either party or a consulting agreement with any individual inventor named in said patent or patent application, that shall be separate and apart from this Agreement, and no payment thereunder will be considered revenue from licensing or otherwise subject to sharing under this Agreement.

    11. Any notice required under this Agreement will be considered given one day after such notice, properly addressed and shipped overnight service, is sent by either party.

Copies of all correspondence related to this Agreement will be sent by either party, properly addressed and mailed, to the parties listed below.

         PHRI:
         The Public Health Research Institute
         455 First Avenue
         New York, NY  10016
         Attn.:  President

         MGH:
         Massachusetts General Hospital
         Office of Technology Affairs
         13th Street, Bldg. 149
         Charlestown, MA  02129
         Attn.:  Director

    12. This Agreement constitutes the entire agreement between the parties regarding the subject hereof. It may be amended only by written agreement signed by both parties.

    13. This Agreement will be interpreted in and according to the laws of the State of New York.

    14. The provisions of this Agreement are separable, and in the event that any of its provisions are determined to be invalid or unenforceable by a court of competent jurisdiction, such validity or unenforceability shall not effect the validity or enforceability of the remaining provisions.

    IN WITNESS WHEREOF, the parties have hereto set their hands on the date(s) given below, and each signer warrants that he is empowered and authorized to execute this Agreement.

THE GENERAL HOSPITAL CORPORATION       THE PUBLIC HEALTH RESEARCH
                                       INSTITUTE OF THE CITY OF NEW
                                       YORK, INC.

Date:  12/10/93                        Date:  12/2/93
     -----------------------                ----------------------
By:  /s/ Marvin C. Guthrie             By: /s/ Louis M. Weinstein
   --------------------------------       --------------------------------
           Marvin C. Guthrie
                Director
Title: Office of Technology Affairs    Title: President
      -----------------------------          -----------------------------

                                                                 EXHIBIT 10.10a


July 18, 1994

Public Health Research Institute       The Massachusetts General Hospital
455 First Avenue                       Office of Technology Affairs
New York, New York  10016              Bldg. 149, Suite 1101
                                       Thirteenth Street
Attention:  President                  Charlestown, MA  02129

                                       Attention:  Director

Research And License Agreement
Between GENE-TRAK, Inc., PHRI and MGH
-------------------------------------

Gentlemen:

Following execution of the subject agreement on July 14, 1994 by GENE-TRAK, Inc., the Public Health Research Institute (PHRI) and The Massachusetts General Hospital (MGH), it has been brought to our attention that Subparagraph 5.9(b) incorrectly refers to running royalties and Paragraph 5.5 instead of minimum annual royalties and Paragraph 5.6 as was intended by the parties and as is necessary to make Subparagraph 5.9(b) truly meaningful. Accordingly, in consideration for the benefit all parties will obtain in replacing the present Subparagraph 5.9(b) with Subparagraph 5.9(b) as it was intended to be, we propose the following:

Subparagraph 5.9(b) of the Research And License Agreement between the parties executed July 14, 1994 shall be deleted in its entirety and replaced by the following new Subparagraph 5.9(b):

    (b) In the event (i) no claim has issued in an Initial Patent or (ii) all such claims as have issued have been held invalid by a court of competent jurisdiction and last resort; the minimum annual royalties specified in Paragraph 5.6 herein shall be reduced by thirty-seven and one half percent (37.5%) for years 7-10 as specified in Paragraph 5.6 until such a claim issues from Initial Patents in the United
         States at which time minimum annual royalties shall be fully restored to the rate specified in Paragraph 5.6.

Public Health Research Institute       The Massachusetts General Hospital
July 18, 1994
Page 2




If PHRI and MGH are agreeable to the new Subparagraph 5.9(b) proposed herein, please arrange for an appropriate person from each organization to signify its agreement by executing this letter agreement and the duplicates enclosed herewith.

Very truly yours,

GENE-TRAK, INC.

By: Jeffrey Klinger
   ------------------------------------

Title: Vice President & General Manager
      ---------------------------------

Date:      8/1/94
     ----------------------------------


I hereby confirm agreement to the foregoing:

PUBLIC HEALTH RESEARCH INSTITUTE

By:  Lewis M Weinstein
     ----------------------------------

Title: President
     ----------------------------------

Date:  8/3/94
     ----------------------------------


THE MASSACHUSETTS GENERAL HOSPITAL

By:  Marvin Guthrie
     ----------------------------------

Title: Vice President, Patents, Licensing & Sponsored Research
     ---------------------------------------------------------

Date:  8/12/94
     ----------------------------------